[GRAPHIC OMITTED]



EMBRAER 170 PROGRAM AND AIRCRAFT DELIVERIES UPDATE
New Certification Date Set for 4th Quarter of 2003, Aircraft Deliveries Updated


Sao Jose dos Campos, June 15, 2003 - Following a reassessment of the EMBRAER 170 certification campaign, Embraer has defined November 2003 as the new certification date for the EMBRAER 170.

The decision results from delays in the completion of system related tests and the production of associated documentation, and the inclusion of capabilities currently scheduled as post-certification items in the basic certification program.

Previously announced EMBRAER 175, 190 and 195 certification and first delivery dates remain unchanged. The EMBRAER 175 successfully performed its maiden flight on June 14th and certification is due on the 3rd Quarter 2004. The EMBRAER 190 certification program was anticipated to 3rd Quarter 2005 followed by the EMBRAER 195 certification on the 3rd Quarter 2006.

As a result of the new certification target date of the EMBRAER 170 as well as the economic uncertainties and the adverse market conditions faced by the civil aviation market as a whole, and the corporate jet segment in particular, Embraer has revised the total jet aircraft deliveries for 2003 to 110 aircraft, from 132.

For 2004, Embraer current forecast has been increased to 160 aircraft from 136, due to the reprogramming of ERJ 145 deliveries, and the market acceptance and growing demand for the new EMBRAER 170/190 family - with its unparalleled combination of performance, operating economics and passenger comfort, is able to meet and exceed the new and challenging requirements of the air transport industry.

Currently the EMBRAER 170/190 family has 234 firm orders and 289 purchase options from Alitalia, Air Caraibes, GECAS, JetBlue, LOT, US Airways and SWISS.

Note to editors
---------------

Embraer (Empresa Brasileira de Aeronautica S.A. - NYSE: ERJ; Bovespa: EMBR3 and EMBR4) is a major aerospace company with 33 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the global airline, defense and corporate markets. With headquarters in Sao Jose dos Campos, state of Sao Paulo, and offices and customer service bases in Australia, China, France, Singapore and the United States, the Company, as of the end of the 1st Quarter 2003, has a total workforce of 12,407 people. Embraer is among Brazil's leading exporting companies. As of March 31, 2003 Embraer's firm order backlog totaled US$ 7.9 billion and the total backlog, including options, equaled US$ 19.2 billion.

--------------------------------------------------------------------------------
This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company's businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among other: general economic, politic and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company's investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations.
The words "believe", "may", "is able", "will be able", "intend", "continue", "anticipate", "expect" and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.
--------------------------------------------------------------------------------
Press Offices


Headquarters                    North America           Europe, Middle East
                                                        and Africa

Rosana Dias:                    Doug Oliver:            Stephane Guilbaud:
rosana.dias@embraer.com.br      doliver@embraer.com     sguilbaud@embraer.fr
Cell: +55 12 9274-4929          Phone: +1 954 359 3414  Phone: +33 (0) 1 49 38 44 55
Phone: +55 12 3927 1311         Cell: +1 954 232 9560   Cell. +33 (0) 6 75 22 85 19
Fax: +55 12 3927 2411           Fax: +1 954 359 4755    Fax: +33 (0) 1 49 38 44 56

                                Andrea Bottcher:        Catherine Fracchia
                                abottcher@embraer.com   cfracchia@embraer.fr
                                Phone: +1 954 359 3432  Phone: +33 (0) 1 49 38 45 30
                                Cell: +1 954 439 1830
